[LETTERHEAD OF COMERICA BANK]

March 4, 2014

Biolase, Inc. 4 Cromwell Irvine, CA 92618 Attention: Frederick D. Furry, Chief Financial Officer

Re: Loan and Security Agreement dated May 24, 2012 between Biolase, Inc. (“Borrower”) and Comerica Bank (“Bank”) as amended (“Loan Agreement”) and the Letter Agreement dated May 24, 2012 between Borrower and Bank (“Ex-Im Facility Agreement”).

Ladies and Gentlemen:

This letter refers to both the Loan Agreement and the Loan Documents as defined therein and the Ex-Im Facility Agreement and the Documents as defined therein (collectively, the “Bank Documents”). Except as otherwise stated in this letter, all capitalized terms used in this letter without an associated definition shall have the meanings given to them in the Loan Agreement.

Borrower is not in compliance with the Loan Agreement because as of December 31, 2013, Borrower did not comply with Section 6.7(b) thereof, and as of January 31, 2014, Borrower did not comply with Sections 6.2(a), 6.2(i), 6.7(a)(i) and 6.7(a)(ii) thereof (“Non Compliance Events”).

By virtue of Section 5 of the Ex-Im Facility Agreement, which by its terms incorporates by reference the covenants and other provisions of the Loan Agreement, each of the foregoing constitutes a failure by Borrower to comply with the terms of the Ex-Im Facility Agreement.

At Borrower’s request, Bank hereby waives the Non-Compliance Events provided that:

(i)	Borrower does not make any request for an advance under either the Revolving Line or the Export Revolving Loan (the “Loan Facilities”) in any amount that would cause the outstanding principal balance of either of the Loan Facilities to exceed $2,500,000.00 (the “Facility Limit”) until the time, if ever, that Bank acting in its sole and unrestricted discretion agrees in writing to reinstate the full amount (or any increased amount) of either or both of the Loan Facilities; and Borrower agrees that if for any reason the outstanding principal amount of either of the Loan Facilities exceeds the Facility Limit at any time, the amount of such excess shall be immediately due and payable without notice or demand and the waiver given by this letter shall be automatically rescinded;

(ii)	no later than March 7, 2014, Borrower pays Bank a fee of $10,000.00; and

(iii)	no later than March 7, 2014 Borrower signs and returns a copy of this letter evidencing its agreement with the terms hereof.

This letter is not a waiver of or consent to any other event, condition, transaction, act or omission whether related or unrelated to the forgoing, except as expressly stated above. All provisions of the Bank Documents shall remain in full force and effect and shall continue to be valid, binding and enforceable in accordance with their respective terms. The waiver given in this letter does not extend to, affect or impair any right of the Bank due to any obligation, covenant, agreement, default or event of default to which it does not expressly consent or which it does not expressly waive. No amendment or modification of this letter or any of the Bank Documents shall be effective without the express written consent of the Bank.

Very truly yours,

Comerica Bank

By /s/ David Ferree
David Ferree
Its: Vice President

Acknowledgement of Borrower

Borrower hereby acknowledges and agrees with the terms of the foregoing letter from Comerica Bank and further agrees as follows:

1. As of the date hereof Borrower has absolutely no defenses, claims, rights of set-off, or counterclaims against Bank under, arising out of, or in connection with, the Bank Documents.

2. Except for the obligations arising hereafter under the Bank Documents, Borrower hereby absolutely discharges and releases Bank, any person or entity that has obtained any interest from Bank under the Bank Documents and each of Bank’s and such entity’s former and present partners, stockholders, officers, directors, employees, successors, assignees, agents and attorneys from any known or unknown claims which Borrower now has against Bank of any nature, including any claims that Borrower, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Bank Documents or the transactions contemplated thereby.

3. Borrower waives the provisions of California Civil Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

4. The provisions of this acknowledgement shall survive payment in full of the indebtedness and obligations of Borrower to Bank under the Bank Documents, full performance of all the terms of the Bank Documents, and/or Bank’s actions to exercise any remedy available under the Bank Documents or otherwise.

Dated March 4, 2014.

Biolase, Inc.

By: /s/ Frederick D. Furry Name: Frederick D. Furry Title: Chief Financial Officer